SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 3, 2011

EDGAR Online, Inc.

(Exact Name of Registrant Specified in Charter)

Delaware	001-32194	06-1447017
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11200 Rockville Pike Rockville, MD		20852
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (301) 287-0300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On May 3, 2011 (the “Effective Date”), EDGAR Online, Inc. (the “Company”) entered into a Financing Agreement (the “Financing Agreement”) with Silicon Valley Bank (“SVB”), as Lender, to provide the Company with additional working capital for general corporate purposes. Under the Financing Agreement, SVB has made a term loan (the “Term Loan”) in the principal amount of $2,000,000 to the Company and has agreed to provide to the Company up to an additional $3,000,000 under a working capital line of credit (the “Line of Credit”), subject to the maintenance of certain financial ratios and covenants by the Company. Interest on outstanding borrowings under the Financing Agreement is payable at variable rates of interest equal to 1.75% over the published Wall Street Journal prime rate in the case of the Term Loan and 1.25% above the Wall Street Journal prime rate on borrowings pursuant to the Line of Credit. The Company’s obligations to SVB are secured by a first priority security interest in substantially all of the Company’s assets.

The Term Loan is payable on September 1, 2014 while the Line of Credit terminates on May 2, 2012. The foregoing summary of the terms of the Financing Agreement are qualified in their entirety to the actual terms of the Financing Agreement that is filed as an exhibit to this Report.

The Company’s prior financing agreement with Rosenthal & Rosenthal, entered into April 5, 2007, terminated on March 30, 2011 and was paid in full on April 4, 2011.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits.

99.1	Financing Agreement dated May 3, 2011 by and between EDGAR Online, Inc. and Silicon Valley Bank

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDGAR Online, Inc.

By:	/s/ David Price
David Price
Chief Financial Officer

Dated: May 5, 2011

EXHIBIT INDEX

Exhibit No.	Exhibit Name

99.1	Financing Agreement dated May 3, 2011 by and between EDGAR Online, Inc. and Silicon Valley Bank